Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

March 6, 2013

BankUnited, Inc.

14817 Oak Lane

Miami Lakes, Florida 33016

Re:                             BankUnited, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to BankUnited, Inc., a Delaware corporation (the “Company”), in connection with the shelf registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale of shares (the “Secondary Shares”) from time to time by certain stockholders of the Company of common stock, $0.01 par value per share (“Common Stock”), of the Company pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act. The Secondary Shares include shares of Common Stock issuable upon conversion of an equal number of shares (the “Series A Shares”) of the Company’s Series A Nonvoting Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)                                     the Registration Statement;

(ii)                                  a specimen certificate representing the Common Stock;

(iii)                               a copy of the Certificate of the Designation, Preferences and Rights of Series A Nonvoting Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware, designating the Series A Preferred Stock of the Company (the “Certificate of Designation”);

(iv)                              an executed copy of a certificate of Rajinder P. Singh, Chief Operating Officer and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(v)                                 a copy of the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, as certified by the Secretary of State of the State of Delaware as of February 25, 2013, and certified pursuant to the Secretary’s Certificate;

(vi)                              a copy of the Amended and Restated By-laws of the Company, as currently in effect, certified pursuant to the Secretary’s Certificate;

(vii)                           a copy of the Certificate of Incorporation of the Company (formerly JAK InterCo, Inc.) in effect as of October 19, 2010, certified pursuant to the Secretary’s Certificate;

(viii)                        a copy of the By-laws of the Company (formerly JAK InterCo, Inc.) in effect as of October 19, 2010, certified pursuant to the Secretary’s Certificate; and

(ix)                              copies of certain resolutions of the Board of Directors of the Company, adopted October 19, 2010 and February 21, 2012, and resolutions of the Executive Committee thereof, adopted January 27, 2011, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the due registration of the Secondary Shares by the registrar and transfer agent for the Common Stock. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.                                      The shares of Common Stock initially issuable upon conversion of the Series A Shares pursuant to the Certificate of Designation (the “Conversion Shares”) have been duly authorized by all requisite corporate action on the part of the Company and, when issued upon conversion of the Series A Shares in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

2.                                      The Secondary Shares (other than the Conversion Shares) have been duly authorized by all requisite corporate action on the part of the Company and were validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP